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                                                                    EXHIBIT 99.1
Thursday August 19, 11:09 am Eastern Time

Company Press Release

Ashton Technology Group, Inc. Completes $20 Million Private Placement

PHILADELPHIA--(BUSINESS WIRE)--Aug. 19, 1999--The Ashton Technology Group, Inc. (NASDAQ Small Cap: ASTN - news) today announced completion of a $20 million private placement of its Series F Convertible Preferred Stock through a sale to an investment fund managed by Rose Glen Capital Management L.P., Bala Cynwyd, PA.

``The funding from this financing combined with existing cash on hand significantly strengthens our balance sheet,'' said Arthur Bacci, Ashton's President and Chief Financial Officer. ``The rapid pace of change in the financial services market underscores our strategy of developing advanced technology to enhance doing business in this environment. The additional funds will enable us to accelerate development of our trading systems which we anticipate will form the technical backbone of NextExchange as well as our transactional web site, eMC(TM) , which will be targeted at mid-sized financial institutions seeking to electronically distribute products and services.''

The private placement consists of 20,000 shares of preferred stock and warrants to purchase 200,000 shares of Ashton common stock.

The preferred stock is convertible into common shares of Ashton at a conversion price of 110% of the average closing bid price of Ashton's common stock during the ten trading days ended August 17, 1999, subject to certain adjustments based upon the future market price of Ashton's common stock.

The preferred stock is subject to redemption at the Company's option if the market price of the common stock falls below certain thresholds. The exercise price of the warrants is $12.26 per share (125% of the average closing bid price of Ashton's common stock during the ten trading days ended August 17, 1999).

Ashton has agreed to register, under the Securities Act of 1933, the resale of the common stock issuable upon conversion of the preferred stock and exercise of the warrants.

Rose Glen Management L.P. was established in 1996 to make direct investments in public companies. Since inception, assets under management have grown to approximately $500 million. Rose Glen invests in publicly-traded companies with promising growth potential and superior management.

The Ashton Technology Group, Inc. is developing a family of on-line transaction systems using advanced telecommunication technologies, computing technologies, together with data and information security technologies to facilitate global financial transactions.

Ashton's proprietary transaction systems are made available to end users through proprietary networks, third parties, and the Internet.

The forgoing news release contains forward looking statements based on current management expectations, including the expected use of proceeds, projected costs of technology development, changes in business strategy and development plans, and the performance of the Company's common stock.

A discussion of other factors, which may cause actual results to differ from current expectations, can be found in Ashton's reports filed with the SEC.

Contact:

  The Ashton  Technology  Group,  Inc.
  Christine A. Geisser, Director of Corporate  Relations
  215/751-1900
  Telefax: 215/636-3560.
  Website:  www.ashtontechgroup.com.
      or
  Siegel & Gale
  Press Contact:
  Fraser P. Seitel, 201/784-8880
  Telefax:  201/784-1446.